EXHIBIT 99.1

[GRAPHIC]

Prentiss Properties Trust	FOR FURTHER INFORMATION:
3890 West Northwest Hwy., Suite 400	Thomas F. August
Dallas, TX 75220	President & Chief Executive Officer
www.prentissproperties.com	(214) 654-0886
NYSE: PP

FOR IMMEDIATE RELEASE
Wednesday, April 14, 2004

PRENTISS PROPERTIES REPORTS $0.30 PER SHARE NET INCOME AND $0.77

PER SHARE FUNDS FROM OPERATIONS (FFO) FOR FIRST QUARTER 2004

Dallas, April 14, 2004 — Prentiss Properties Trust (NYSE: PP), a real estate investment trust (REIT) which focuses on office property ownership and development in select markets, today announced results for the first quarter of 2004. The following summarizes the results for the quarter ended March 31, 2004:

•	For the first quarter 2004, the Company reported net income of $17.0 million, or $0.30 per common share (diluted), compared to net income of $15.5 million, or $0.34 per common share (diluted) for the first quarter of 2003.

•	FFO totaled $37.5 million, or $0.77 per common share (diluted) for the first quarter 2004, compared to $35.2 million, or $0.79 per common share (diluted) for the first quarter of 2003.

•	Overall portfolio occupancy stood at 90.8 percent at the end of the first quarter of 2004 versus 91.2 percent at the end of the fourth quarter of 2003 and 90.1 percent at the end of the first quarter of 2003.

•	On January 29, 2004, the Company closed a $510 million joint venture with Stichting Pensioenfonds ABP, a Netherlands based pension fund. The venture was seeded at closing with properties acquired by the Company in 2003 valued at $141.7 million.

•	During the first quarter of 2004, the Company announced that it will acquire Cityplace Center in Dallas, Texas, from 7-Eleven, Inc. Cityplace Center is a 42-story, 1.2 million square foot, Class “AA” office building located on Central Expressway just north of downtown Dallas. Closing of the transaction is anticipated by the end of April 2004.

•	During the first quarter of 2004, the Company announced that it will sell all of its office properties located in Sacramento, California. The sale includes six buildings encompassing 566,181 square feet located approximately five minutes north of downtown Sacramento. Closing of the sale is expected in the second quarter of 2004.

•	During the first quarter of 2004, the Company announced that it will develop High Bluff Ridge, a 158,000 net rentable square foot, Class “A”, office development in the northern San Diego suburb of Del Mar. The development is preleased for 78,198 square feet to the international law firm of Morrison and Foerster as the lead tenant. The Company will develop High Bluff Ridge under a joint venture with Southwind Construction, Inc., with the Company serving as the general partner and 70% owner.

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•	On February 24, 2004, the Company redeemed all of its outstanding 8.30%, Series B Preferred Units. The 1,900,000 units were redeemed at the par value of $95.0 million plus accumulated and unpaid distributions.

•	On February 19, 2004, the Company renewed its $300 million unsecured, revolving credit facility, including an extension of the maturity date from May 23, 2005 to February 19, 2007 plus the addition of a one-year extension option. The pricing matrix on the renewed facility was also decreased between 12.5 basis points and 15.0 basis points across the leverage grid.

•	On March 2, 2004, the Company renewed its $75 million unsecured, term facility, including an extension of the maturity date from March 15, 2006 to March 15, 2009. Pricing on the facility also changed to match the revolving credit facility.

•	On April 8, 2004, the Company paid a dividend of $0.56 per share for the first quarter.

“The first quarter of 2004 was an active quarter for Prentiss Properties on both a property and capital markets basis,” stated Thomas F. August, President and CEO of Prentiss Properties. “The result of this activity was to continue to narrow our focus to our core markets and to lower our cost of capital and increase our access to future capital.”

Asset Acquisitions & Sales

During the first quarter of 2004, the Company announced that it will acquire Cityplace Center in Dallas, Texas, from 7-Eleven, Inc. Cityplace Center is a 42-story, 1.2 million square foot, Class “AA” office building located on Central Expressway and Haskell Street just north of downtown Dallas and east of the Uptown/Turtle Creek submarket. The building is currently 82 percent leased to the following primary tenants: 7-Eleven (504,351 square feet; BBB senior unsecured debt rating from S&P), Residential Funding Corporation (148,004 square feet; wholly owned subsidiary of GMAC), Dain Rauscher (104,848 square feet), and AON (57,371 square feet; A- senior unsecured debt rating from S&P).

Under the terms of the purchase agreement, 7-Eleven will continue to maintain its corporate headquarters at the building and enter into a 504,351 square-foot lease for three years from the date of closing. 7-Eleven may elect to extend the term of its lease an additional seven years by notifying Prentiss not later than eighteen months from the closing of the sale. The acquisition price for the building of $124 million ($101 per square foot) represents a significant discount to replacement cost. If 7-Eleven exercises its lease extension option, Prentiss has an obligation to pay an additional $14.5 million towards the purchase price. Closing of the transaction is anticipated by the end of April 2004.

The acquisition is expected to yield an initial cash-on-cash return of 6.9 percent and a 7.6 percent GAAP return. In addition, many leases have below market rents and the GAAP yield is expected to improve once FAS 141 adjustments are finalized. Prentiss Properties has been the leasing representative for 7-Eleven and this project for 10-years. This relationship was instrumental to the purchase and has also led to 7-Eleven hiring the Company as their tenant broker to explore future space requirements upon maturity of their lease in three years.

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During the first quarter of 2004, the Company announced that it will sell all of its office properties located in Sacramento, California for a sales price of approximately $80 million. The sales price of $80 million includes an estimated $4 million cost of defeasance of the first mortgage lien on the properties, which is down approximately $3 million since we announced the sale on March 30, 2004 due to the upward movement in interest rates. The actual cost of defeasance will be paid by the buyer and may fluctuate based upon market movements in interest rates prior to the closing of the sale. Closing of the sale is expected in the second quarter of 2004. The sale will result in a gain on sale which will be determined once the cost of the debt defeasance is finalized. Proceeds from the sale will be used to help fund asset acquisitions in the Company’s core markets.

The sale includes six buildings encompassing 566,181 square feet located approximately five minutes north of downtown Sacramento. The buildings were built between 1984 and 1991 and were acquired by the Company in 1997. The buildings are currently 89 percent leased with 28 percent of the net rentable square feet scheduled to expire or expected to be vacated in 2004 and 2005. Under the terms of the agreement, the Company will continue to manage and lease the buildings for the new owner.

Development Activity

During the first quarter of 2004, the Company procured a lead tenant for its High Bluff Ridge project and announced that it will start development on the 158,000 net rentable square foot, Class “A”, office development in the northern San Diego suburb of Del Mar. Under the terms of the lease, Morrison & Foerster LLP will occupy 78,198 square feet for an initial term of 10 years, with expansion rights for additional space in the development. Del Mar, which contains approximately 3.5 million square feet, remains one of the healthiest submarkets in the country.

The Company will develop High Bluff Ridge under a joint venture with Southwind Construction, Inc., with the Company serving as the general partner and 70% owner. Expected cost of the development is $44 million. Construction is expected to commence during the second quarter of 2004 with Morrison & Foerster taking occupancy in the fall of 2005.

Joint Venture with Stichting Pensioenfonds ABP

During the first quarter of 2004, the Company closed a joint venture with Stichting Pensioenfonds ABP, a Netherlands based pension fund. The venture will target a combination of stabilized and value-added, Class “A” office buildings in Prentiss’ core markets of Washington D.C./Northern Virginia, Chicago, Dallas/Ft. Worth, Northern California and San Diego/Orange County over a targeted 18 month investment horizon.

The total equity contributions will be $204 million of which 51 percent will come from the Company and 49 percent will come from ABP. Based on a targeted leverage of 60 percent

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loan-to-value, the venture will seek to invest up to $510 million. The venture will allow Prentiss to grow its investment base while leveraging returns through a stable, long-term fee business with the potential to create additional value through a backend promote feature.

Upon the closing, the venture was seeded with properties acquired by the Company in 2003 which were valued at $141.7 million. These properties included 2291 Wood Oak Drive in Herndon, Virginia, Corporate Lakes III in Chicago, Illinois and the seven office buildings located in Carlsbad, California. At closing, the Company received ABP’s 49 percent interest in the seed properties totaling approximately $69.0 million.

Consolidated Financial Results

First quarter 2004 revenues totaled $94.7 million compared to $87.3 million during the first quarter of 2003. For the first quarter 2004, the Company reported net income of $17.0 million, or $0.30 per common share (diluted), compared to $15.5 million, or $0.34 per common share (diluted), for the first quarter of 2003. FFO totaled $37.5 million, or $0.77 per common share (diluted) for the first quarter 2004, compared to $35.2 million, or $0.79 per common share (diluted) for the first quarter of 2003. Operating results were positively impacted by acquisitions, increased occupancy compared to the first quarter of 2003 and higher than normal lease termination fees between the two periods (including a $3.2 million payment from Regus) and negatively impacted by rental rate rolldowns, increased depreciation and amortization and the write-off of preferred issuance costs related to the extinguishment of the Company’s Series B Preferred Units.

FFO is a widely recognized measure of REIT operating performance. FFO is a non-GAAP financial measure and, as defined by the National Association of Real Estate Investment Trusts, means net income, computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. We believe that FFO is helpful to investors and our management as a measure of our operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, we believe that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operating performance of REITs. However, our FFO may not be comparable to FFO reported by other REITs that do not define FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FFO should be examined in conjunction with net income as presented in our consolidated financial statements. We believe that net income is the most directly comparable GAAP financial measure to FFO. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income or to cash flows as an indication of our performance or as a

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measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FFO is attached as a schedule to this press release.

FFO does not reflect depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. These are significant economic costs that could materially impact our results of operations.

Adjusted FFO is a non-GAAP financial measure that we define as FFO (as defined above) excluding (adding back) the impact of impairment losses recorded within income from discontinued operations. For real estate companies, an impairment loss, recorded within income from discontinued operations, represents an impairment loss recognized on a property held for sale, and is calculated as the difference between the fair market value of the property, less cost to sell, and the carrying amount of the property, in accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144). We believe that Adjusted FFO is helpful to investors and our management as a measure of our operating performance because it excludes these impairment losses that would otherwise have been classified as losses on the sale of real estate, had the property not qualified as held for sale in a period prior to its disposition. We believe that our Adjusted FFO provides useful information to the investment community about our financial performance when compared to other REITs as it eliminates FFO differences caused by the timing and classification within the income statement of real estate related losses. However, our Adjusted FFO may not be comparable to FFO or Adjusted FFO reported by other REITs that do not define FFO or Adjusted FFO exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, Adjusted FFO should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto. We believe that net income is the most directly comparable GAAP financial measure to Adjusted FFO. Adjusted FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

Like FFO, our Adjusted FFO does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

Earnings guidance for 2004 will be discussed by management on the April 15, 2004 conference call. Instructions for accessing the conference call can be found in the Additional Information section of this press release.

Portfolio Performance

Office portfolio occupancy stood at 89.6 percent at the end of the first quarter 2004 versus 90.0 percent at the end of the fourth quarter 2003 and 89.1 percent at the end of the first quarter of 2003. The transfer of the Company’s assets to the ABP joint venture resulted in

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14 basis points of the office occupancy decline for the first quarter of 2004. Industrial portfolio occupancy stood at 98.6 percent at the end of the first quarter 2004 versus 99.2 percent at the end of the fourth quarter 2003 and 97.8 percent at the end of the first quarter of 2003.

Overall portfolio occupancy stood at 90.8 percent at the end of the first quarter 2004 versus 91.2 percent at the end of the fourth quarter 2003 and 90.1 percent at the end of the first quarter of 2003.

During the quarter, the Company commenced office property renewals and new leases totaling 299,000 square feet. Average straight-line net rents on new and renewed office leases were 6 percent below those on expiring leases. During the quarter, the Company commenced industrial property renewals and new leases totaling 75,000 square feet. Average straight-line net rents on new and renewed industrial leases were 18 percent above those on expiring leases.

During the quarter, the Company’s largest leases executed were as follows:

1)	Morrison & Foerster executed a new 78,198 square foot, 10-year lease at High Bluff Ridge, the Company’s new office development in Del Mar, California.

2)	National Captioning Institute executed a 36,487 square foot, 5-year lease renewal at Plaza 1900 in Tyson’s Corner, Virginia.

3)	Associated Press executed a new 27,119 square foot, 10-year lease at Natomas Corporate Park in Sacramento, California.

4)	Camp Dresser & McKee executed a 26,321 square foot, 5-year lease renewal and expansion at Plaza II in Carlsbad, California.

5)	The GSA executed a 19,223 square foot, 1-year lease renewal at Orchard II in Denver, Colorado.

6)	Pulte Home Corporation executed a new 15,214 square foot, 5-year lease at Pacific Corporate Center in Carlsbad, California.

7)	Radian International executed a 13,258 square foot, 5-year lease renewal at 13825 Sunrise Valley in Herndon, Virginia.

8)	Metal One America executed a 12,670 square foot, 5-year lease renewal at One O’Hare Centre in Chicago, Illinois.

Lease expirations for office properties for the remainder of 2004 and 2005 total 1,285,000 square feet and 1,269,000 square feet, respectively, which equates to 8 percent of the Company’s net rentable office square feet in each year.

Capital Markets and Financing

As of March 31, 2004, the Company’s market value of equity was $1.8 billion. Total market capitalization at March 31, 2004 was $2.9 billion, compared to a total asset book value of $2.2 billion (including a pro-rata share of unconsolidated and consolidated joint venture assets). As of March 31, 2004, Debt to Total Market Capitalization (market value equity

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plus debt) stood at 38.0 percent compared to 39.8 percent as of December 31, 2003 and 46.7 percent as of March 31, 2003.

The Company’s debt balance at March 31, 2004, including its share of unconsolidated joint venture debt, was $1.1 billion. Of this amount, $674.3 million was fixed rate, non-recourse, long-term mortgages and $14.0 million was fixed rate, recourse debt. The remaining $430.1 million was floating rate debt, of which $275.0 million was hedged as of the end of the first quarter of 2004. Including the Company’s existing hedges, the Company’s exposure to floating rate debt represented approximately 5 percent of its total market capitalization as of the end of the first quarter of 2004.

During the first quarter of 2004, the Company’s weighted average cost of debt, including all costs related to hedge amortization, swap payments and unused commitment fees, was 6.6 percent. At March 31, 2004, excluding the Company’s line of credit, the weighted average maturity of debt was 4.6 years.

During the first quarter of 2004, the Company completed two, four-year and one, five-year interest rate swaps as follows:

Trade Date	Notional Amount	Rate	Effective Date	Maturity
January 28, 2004	$30,000,000	3.819%	October 1, 2004	October 1, 2008
January 28, 2004	$20,000,000	3.819%	October 1, 2004	October 1, 2008
March 9, 2004	$30,000,000	3.443%	October 1, 2004	October 1, 2009

All three of the swaps discussed above along with a $30,000,000 LIBOR Swap with a fixed LIBOR rate of 3.857 percent take effect following the September 30, 2004 expiration of two existing Swaps carrying a fixed LIBOR rate of 6.25 percent and totaling $110.0 million.

During the first quarter of 2004, the Company issued 1,188,124 shares of common stock at a weighted average gross price of $33.77 per share under its Dividend Reinvestment Plan (DRIP) and its Dribble Plan. Net proceeds raised totaled $39.3 million.

On February 4, 2004, pursuant to a unit repurchase agreement between the Company’s operating partnership (Prentiss Properties Acquisition Partners, L.P) and Brandywine Operating Partnership, L.P., the Company repurchased from Brandywine Operating Partnership, L.P. its outstanding 7.50% Series E Preferred Units and 26,768 common units held by Brandywine Operating Partnership L.P. The Series E Preferred Units were repurchased at their liquidation value of $10.0 million plus accrued and unpaid dividends of $70,055. The common units were repurchased for $891,803 representing a per unit price of $33.316, calculated as the average of the daily market price of the Company’s common shares for the 10 consecutive trading days prior to the date of repurchase. Concurrent with the repurchase, Brandywine Operating Partnership, L.P. repaid a promissory note in the amount of $8.9 million and accrued and unpaid interest of $282,308 due to Prentiss Properties Acquisition Partners, L.P. An amount totaling $1.7 million, representing the difference between the units repurchased and the proceeds from the promissory note was

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paid by our operating partnership to Brandywine Operating Partnership, L.P using funds from our revolving line of credit.

On February 24, 2004, the Company repurchased all of its outstanding Series B Cumulative Redeemable Perpetual Preferred Limited Partnership Units from a single institutional investor that held all of the units. The Company repurchased the outstanding 1,900,000, 8.30% Series B Cumulative Redeemable Perpetual Preferred Limited Partnership Units at the par value of $95.0 million, plus accumulated and unpaid distributions totaling $1.2 million. The Company borrowed under its revolving line of credit to fund the redemption. After funding the redemption, the Company still has less than 50% of its $300 million revolving line of credit drawn.

On February 19, 2004, the Company renewed its $300 million unsecured, revolving credit facility, including an extension of the maturity date from May 23, 2005 to February 19, 2007 plus the addition of a one-year extension option. The initial interest rate on the new facility is LIBOR plus 125 basis points. The interest rate on the facility will fluctuate based on the Company’s overall leverage, with a range between 30-day LIBOR plus 112.5 basis points and 30-day LIBOR plus 160 basis points. The pricing on the renewed facility represents a 12.5 basis point to 15.0 basis point pricing reduction across the leverage grid.

On March 2, 2004, the Company renewed its $75 million unsecured, term facility, including an extension of the maturity date from March 15, 2006 to March 15, 2009. Pricing on the facility also changed to match the revolving line of credit.

Dividends, Capital Expenditures and Funds Available for Distribution (FAD)

The Company declared a $0.56 regular quarterly dividend on March 10, 2004, to owners (shares and units) of record as of March 31, 2004, and paid the dividend on April 8, 2004. The annualized dividend of $2.24 per share represented a yield of 6.7 percent based on Tuesday’s closing share price of $33.25. The FFO payout ratio for the quarter ended March 31, 2004, was 74.0 percent.

The Company spent $9.2 million in non-incremental capital expenditures during the quarter, of which $1.7 represented capital improvements and repairs to the properties and $7.5 million represented costs paid with respect to leasing and tenant improvements. For office leases commencing during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $11.18, or $2.29 per square foot per year. These costs were based on 214,000 square feet of non-incremental office leases commencing during the quarter.

For industrial leases commencing during the quarter, the Company’s average non-incremental leasing and tenant improvement costs per square foot were $2.79, or $0.79 per square foot per year. These costs were based on 75,000 square feet of non-incremental industrial leases commencing during the quarter.

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Funds Available for Distribution (FAD) totaled approximately $26.3 million for the quarter ended March 31, 2004. The FAD payout ratio for the quarter ended March 31, 2004 was 105.3 percent.

FAD is a non-GAAP financial measure that we define as FFO (as defined above) less non-incremental capital expenditures, straight-line rent adjustments, rental income adjustments recognized in accordance with Statement of Financial Accounting Standards No. 141 (SFAS No. 141) and the amortization of financing costs. We believe that FAD is helpful to investors and our management as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing and investing activities, it provides investors with an indication of our ability to incur and service debt and to fund dividends and other cash needs. Our FAD may not be comparable to FAD reported by other REITs that do not define FAD exactly as we do. We believe that in order to facilitate a clear understanding of our operating results, FAD should be examined in conjunction with net income as presented in our consolidated financial statements and notes thereto.

We believe that net income is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions. A reconciliation of net income, the most directly comparable GAAP measure, to FAD is attached as a schedule to this press release.

Additional Information

The Company will broadcast its first quarter 2004 earnings conference call on Thursday, April 15, 2004. The conference call will begin at 10:00 am CDT and will last for approximately one hour. Those interested in listening via the Internet can access the conference call at www.prentissproperties.com. Please go to the Company’s web site 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, click on the Real Player icon and follow directions from there. Those interested in listening via the telephone can access the conference call at (303) 262-2130. A replay of the conference call will be available via phone through April 22, 2004 at (303) 590-3000, passcode #575361 or via the Internet on the Company’s website.

Additional information on Prentiss Properties Trust, including an archive of corporate press releases and conference calls, is available on the Company’s web site. The Company’s first quarter 2004 Supplemental Operating and Financial Data, which includes a reconciliation of GAAP to Non-GAAP financial measures, will be available on the Company’s web site at www.prentissproperties.com prior to the start of the conference call.

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About Prentiss Properties Trust

Prentiss Properties Trust is a self-administered and self-managed real estate investment trust (“REIT”). It owns interests in 137 operating properties with approximately 17.4 million square feet – 15.1 million of office properties and 2.3 million of industrial properties. The Company has no development projects in the portfolio at this time. The Company, through various management subsidiaries, manages approximately 28.7 million square feet of office and industrial properties owned by Prentiss, its affiliates and third parties.

With its headquarters in Dallas, Texas, Prentiss Properties focuses on the ownership of office properties in Metropolitan Washington D.C., Chicago, Dallas, Austin, Northern California and Southern California. It is a full service real estate company with in-house expertise in areas such as acquisitions, development, facilities management, property management and leasing.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intent,” “predict,” “project” and similar expressions as they relate to Prentiss Properties Trust or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no current intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Financial Tables to Follow

For more information on Prentiss Properties Trust,

visit the Company’s website at www.prentissproperties.com

Prentiss Properties Trust

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003
Assets
Operating real estate:
Land	$325,623	$325,623	$309,898	$313,621	$312,130
Buildings and improvements	1,728,823	1,727,056	1,683,543	1,684,609	1,684,276
Less: accumulated depreciation	(222,080)	(210,944)	(200,034)	(198,194)	(189,539)

	1,832,366	1,841,735	1,793,407	1,800,036	1,806,867
Construction in progress	—	—	—	—	—
Land held for development	47,462	47,202	63,699	64,185	64,179
Deferred charges and other assets, net	207,291	207,795	194,484	180,210	174,613
Notes receivable	6,440	15,904	13,354	13,354	13,354
Receivables, net	49,451	47,412	43,137	41,097	41,414
Cash and cash equivalents	11,215	5,945	9,184	7,395	9,500
Escrowed cash	13,062	11,913	11,825	12,551	12,510
Investments in securities and insurance contracts	3,395	2,579	2,239	2,301	4,379
Investments in joint ventures and unconsolidated subsidiaries	14,274	14,215	14,326	14,535	14,671
Interest rate hedges	475	1,768	—	—	—

Total assets	$2,185,431	$2,196,468	$2,145,655	$2,135,664	$2,141,487

Liabilities and Shareholders’ Equity
Liabilities:
Mortgages and notes payable	$1,034,934	$1,029,035	$1,009,596	$1,060,786	$1,056,449
Interest rate hedges	10,476	9,842	11,398	14,855	15,902
Accounts payable and other liabilities	68,039	81,741	77,316	75,896	70,090
Mandatorily redeemable preferred units	—	10,000	10,000	—	—
Distributions payable	27,742	28,986	28,483	27,043	27,008

Total liabilities	1,141,191	1,159,604	1,136,793	1,178,580	1,169,449

Minority interest in operating partnership	27,476	123,058	122,974	132,622	133,191

Minority interest in real estate partnerships	69,841	1,565	1,645	1,512	1,593

Commitments and contingencies
Shareholders’ equity:
Preferred shares $.01 par value, 20,000,000 shares authorized, 3,773,585 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000
Common shares $.01 par value, 100,000,000 shares authorized, 47,505,603 and 45,772,383 (includes 3,270,975 and 3,159,089 in treasury) shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	475	458	448	441	441
Additional paid-in capital	997,537	942,644	913,625	887,300	885,761
Common shares in treasury, at cost, 3,270,975 and 3,159,089 shares at March 31, 2004 and December 31, 2003, respectively	(82,115)	(78,000)	(77,985)	(120,545)	(118,476)
Unearned compensation	(4,782)	(2,176)	(2,569)	(2,963)	(3,475)
Accumulated other comprehensive income	(9,176)	(7,198)	(10,606)	(13,879)	(15,122)
Retained earnings/(distributions in excess of earnings)	(55,016)	(43,487)	(38,670)	(27,404)	(11,875)

Total shareholders’ equity	946,923	912,241	884,243	822,950	837,254

Total liabilities and shareholders’ equity	$2,185,431	$2,196,468	$2,145,655	$2,135,664	$2,141,487

Prentiss Properties Trust

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended
	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003
Revenues:
Rental income	$91,224	$87,276	$85,154	$84,203	$82,908
Service business and other income	3,488	4,662	3,552	4,247	4,355

	94,712	91,938	88,706	88,450	87,263

Expenses:
Property operating and maintenance	23,060	24,626	21,448	21,163	21,068
Real estate taxes	10,135	6,394	8,254	9,733	9,895
General and administrative and personnel cost	2,585	2,613	2,747	3,232	2,396
Expenses of service business	1,649	2,914	2,478	2,902	2,219
Interest expense	16,838	17,531	17,503	17,712	17,068
Amortization of deferred financing costs	565	561	678	536	509
Depreciation and amortization	23,111	21,535	19,561	18,508	18,589

	77,943	76,174	72,669	73,786	71,744

Income from continuing operations before minority interests and equity in income of unconsolidated joint ventures	16,769	15,764	16,037	14,664	15,519
Minority interests	(1,664)	(2,625)	(2,598)	(2,576)	(2,638)
Equity in income of unconsolidated joint ventures	578	622	595	712	626

Income from continuing operations	15,683	13,761	14,034	12,800	13,507
Discontinued operations:
Income from discontinued operations including impairment losses	—	(113)	106	(717)	904
Gain/(Loss) from disposition of discontinued operations	—	—	85	(4,542)	—
Minority interest related to discontinued operations	—	4	(7)	193	(33)

	—	(109)	184	(5,066)	871
Income before gain on sale of properties	15,683	13,652	14,218	7,734	14,378
Gain on sale of real estate	1,316	7,525	—	778	1,132

Net income	16,999	21,177	14,218	8,512	15,510
Preferred dividends	(3,713)	(2,113)	(2,113)	(2,113)	(2,113)

Net income applicable to common shareholders	$13,286	$19,064	$12,105	$6,399	$13,397

Net income per common share - basic	$0.31	$0.45	$0.30	$0.16	$0.34

Weighted average number of common shares outstanding - basic	43,426	42,059	40,231	38,996	38,949

Net income per common share - diluted	$0.30	$0.45	$0.30	$0.16	$0.34

Weighted average number of common shares and common share equivalents outstanding-diluted	43,670	42,255	40,484	39,204	39,060

Calculation of FFO and FAD

For Common Shares and Common Share Equivalents

(000s, except per share data)

	Three Months Ended
	3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003
Funds from Operations (FFO):
Net income	$16,999	$21,177	$14,218	$8,512	$15,510
Adjustments:
Real estate depreciation and amortization(1)	22,982	21,524	19,437	19,466	19,545
Minority interests(2)	496	670	448	244	513
Minority interest share of depreciation and amortization	(821)	—	—	—	—
Joint Venture share of depreciation and amortization	736	750	739	738	733
Issue costs of preferred units redeemed	(1,600)	—	—	—	—
(Gain)/loss on sale of real estate	(1,316)	(7,525)	(85)	3,764	(1,132)
FFO applicable to common and common equivalents	$37,476	$36,596	$34,757	$32,724	$35,169
Impairment losses on real estate	—	—	—	1,792	—
Adjusted FFO applicable to common and common equivalents	$37,476	$36,596	$34,757	$34,516	$35,169
Weighted average common shares, units and common shares equivalents (diluted)	48,896	47,510	45,746	44,471	44,329
Adjusted FFO per weighted average shares outstanding (diluted)	$0.77	$0.77	$0.76	$0.78	$0.79
Funds Available for Distribution (FAD):
Adjusted FFO	$37,476	$36,596	$34,757	$34,516	$35,169
Adjustments:
Straight-line rent adjustment	(2,479)	(2,438)	(1,558)	(2,063)	(1,887)
FAS 141 adjustment	10	(5)	(385)	—	—
Amortization of deferred financing fees	579	575	692	550	523
Capital expenditures	(9,246)	(11,570)	(8,697)	(7,423)	(4,152)
FAD	$26,340	$23,158	$24,809	$25,580	$29,653
Weighted average common shares, units and common shares equivalents (diluted)	48,896	47,510	45,746	44,471	44,329
Dividend per share	$0.560	$0.560	$0.560	$0.560	$0.560
Total dividend declared (excludes dividend on perpetual preferred)	$27,734	$26,820	$26,318	$24,879	$24,843
Payout ratio of Adjusted FFO	74.00%	73.29%	75.72%	72.08%	70.64%
Payout ratio of FAD	105.29%	115.81%	106.08%	97.26%	83.78%

(1) -	Excludes depreciation and amortization not related to real estate.

(2) -	Represents the minority interest attributable to holders of common partnership units. The units are included in the share count.